Exhibit 99.1

CVR Partners Reports Second Quarter 2021 Results
and Announces a Cash Distribution of $1.72

SUGAR LAND, Texas (August 2, 2021) – CVR Partners, LP (“CVR Partners” or the “Partnership”) (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (“UAN”) solution fertilizer products, today announced net income of $7 million, or 66 cents per common unit, on net sales of $138 million for the second quarter 2021, compared to a net loss of $42 million, or $3.68 per common unit, inclusive of a $41 million pre-tax charge related to goodwill impairment, on net sales of $105 million for the second quarter 2020. EBITDA was $51 million for the second quarter of 2021, compared to EBITDA loss of $2 million for the second quarter of 2020.

“CVR Partners experienced a solid 2021 second quarter, led by a combined ammonia utilization rate of 98 percent,” said Mark Pytosh, Chief Executive Officer of CVR Partners’ general partner. “Further contributing to the quarter were ideal spring planting conditions and strong shipments of nitrogen fertilizer at both facilities.

“So far in the third quarter, farm economics remain robust with grain prices nearing a 10-year high and demand for all crop inputs, including nitrogen fertilizer, remaining strong,” Pytosh said. “Nitrogen fertilizer pricing also continues to remain firm due to supply constraints resulting from Winter Storm Uri-related production outages and the planned major plant turnarounds scheduled across the industry for the second half of the year.

“In addition, we are pleased to announce a second quarter 2021 cash distribution of $1.72 per common unit, which is the first distribution paid to unitholders since the fourth quarter of 2019.”

Consolidated Operations

For the second quarter of 2021, CVR Partners’ average realized gate prices for UAN showed an improvement over the prior year, up 44 percent to $237 per ton, and ammonia was up 21 percent over the prior year to $403 per ton. Average realized gate prices for UAN and ammonia were $165 per ton and $332 per ton, respectively, for the second quarter 2020.

CVR Partners’ fertilizer facilities produced a combined 217,000 tons of ammonia during the second quarter of 2021, of which 70,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 334,000 tons of UAN. In the second quarter of 2020, the fertilizer facilities produced 216,000 tons of ammonia, of which 79,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 321,000 tons of UAN.

Capital Structure

On June 23, 2021, CVR Partners and its subsidiary, CVR Nitrogen Finance Corporation (“Finance Co.” and, together with CVR Partners, the “Issuers”), completed a private offering of $550 million aggregate principal amount of 6.125% Senior Secured Notes due 2028 (the “2028 Notes”) for which net proceeds, plus cash on hand, were used to redeem a portion of the 9.25% Senior Secured Notes due June 2023 (the “2023 Notes”). The 2028 Notes mature on June 15, 2028, unless earlier redeemed or repurchased by the Issuers. The 2028 Notes are jointly and severally guaranteed on a senior secured basis by all the existing domestic subsidiaries of CVR Partners, excluding Finance Co. Collectively, the issuance of the 2028 Notes and partial redemption of the 2023 Notes represents a significant and favorable change in the Partnership’s cash flow and liquidity position, with an annual savings of approximately $17 million in its future interest expense.

On May 6, 2020, the board of directors of the Partnership’s general partner (the “Board”), on behalf of the Partnership, authorized a unit repurchase program (the “Unit Repurchase Program”). The Unit Repurchase Program enables the Partnership to repurchase up to $10 million of the Partnership’s common units. On February 22, 2021, the Board authorized an additional

$10 million for the Unit Repurchase Program. During the three months ended June 30, 2021, the Partnership did not repurchase any common units. During the six months ended June 30, 2021, the Partnership repurchased 24,378 common units on the open market in accordance with a repurchase agreement under Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended, at a cost of $0.5 million, inclusive of transaction costs, or an average price of $21.70 per common unit. During the three and six months ended June 30, 2020, as adjusted to reflect the impact of the 1-for-10 reverse unit split of the Partnership’s common units that was effective as of November 23, 2020, the Partnership repurchased 89,022 common units at a cost of $1.0 million, inclusive of transaction costs, or an average price of $10.72 per common unit. As of June 30, 2021, the Partnership had $12.4 million in authority remaining under the Unit Repurchase Program. This Unit Repurchase Program does not obligate the Partnership to acquire any common units and may be cancelled or terminated by the Board at any time.

Distributions

CVR Partners also announced that, on August 2, 2021, the Board of Directors of its general partner declared a second quarter 2021 cash distribution of $1.72 per common unit, which will be paid on August 23, 2021 to common unitholders of record as of August 13, 2021.

CVR Partners is a variable distribution master limited partnership. As a result, its distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, use of cash and cash reserves deemed necessary or appropriate by the Board.

Second Quarter 2021 Earnings Conference Call

CVR Partners previously announced that it will host its second quarter 2021 Earnings Conference Call on Tuesday, August 3, at 11 a.m. Eastern. The Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.

The second quarter 2021 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/s9bw32pq. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13721549.

Qualified Notice
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: ammonia utilization rates; planting conditions; shipments of nitrogen fertilizer; farm economics including improvement thereof; nitrogen fertilizer demand, including the strength thereof; the impact of Winter Storm Uri outages and plant turnarounds on nitrogen fertilizer supply and pricing; distributions, including the timing, payment and amount (if any) thereof; realized gate prices for ammonia and UAN; ammonia production levels including volumes upgraded to other fertilizer products including UAN; impact of the issuance of the 2028 Notes and partial redemption of the 2023 Notes on liquidity and interest expense; purchases under the Unit Repurchase Program (if any), including the cost thereof; continued safe and reliable operations; operating performance, finished product pricing, costs and capital expenditures including management thereof, cash flow, use of cash and reserves; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of the COVID-19 pandemic and any variant thereof, the rate of any economic improvements, impacts of planting season on our business, general economic and business conditions, and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

Investors and others should note that CVR Partners may announce material information using SEC filings, press releases, public conference calls, webcasts, and the Investor Relations page of its website. CVR Partners may use these channels to distribute material information about the Partnership and to communicate important information about the Partnership, corporate initiatives and other matters. Information that CVR Partners posts on its website could be deemed material; therefore, CVR Partners encourages investors, the media, its customers, business partners and others interested in the Partnership to review the information posted on its website.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Partners, LP
(281) 207-3205
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

Beginning with the second quarter of 2021, management began reporting Adjusted EBITDA, as defined below. We believe the presentation of this non-GAAP measure is meaningful to compare our operating results between periods and peer companies. All prior periods presented have been conformed to the definition below. The following are non-GAAP measures we present for the period ended June 30, 2021:

EBITDA - Net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Adjusted EBITDA - EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Reconciliation of Net Cash Provided By Operating Activities to EBITDA - Net cash provided by operating activities reduced by (i) interest expense, net, (ii) income tax expense (benefit), (iii) change in working capital, and (iv) other non-cash adjustments.

Available Cash for Distribution - EBITDA for the quarter excluding non-cash income or expense items (if any), for which adjustment is deemed necessary or appropriate by the Board in its sole discretion, less (i) reserves for maintenance capital expenditures, debt service and other contractual obligations, and (ii) reserves for future operating or capital needs (if any), in each case, that the Board deems necessary or appropriate in its sole discretion. Available cash for distribution may be increased by the release of previously established cash reserves, if any, and other excess cash, at the discretion of the Board.

We present these measures because we believe they may help investors, analysts, lenders, and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including, but not limited to, our operating performance as compared to other publicly traded companies in the fertilizer industry, without regard to historical cost basis or financing methods, and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Refer to the “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reason discussed below.

Goodwill Impairment

As a result of lower expectations for market conditions in the fertilizer industry during 2020, the market performance of the Partnership’s common units, a qualitative analysis, and additional risks associated with the business, the Partnership performed an interim quantitative impairment assessment of goodwill for the Coffeyville Facility reporting unit as of June 30, 2020. The results of the impairment test indicated the carrying amount of this reporting unit exceeded the estimated fair value, and a full, non-cash impairment charge of $41 million was required.

CVR Partners, LP
(all information in this release is unaudited)

Financial and Operational Data

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per unit data)	2021	2020	2021	2020
Consolidated Statement of Operations Data
Net sales (1)	$138,025	$105,091	$198,945	$180,172
Operating costs and expenses:
Cost of materials and other	26,094	21,948	43,860	45,939
Direct operating expenses (exclusive of depreciation and amortization)	53,291	40,008	90,366	75,131
Depreciation and amortization	21,119	23,371	35,242	38,968
Cost of sales	100,504	85,327	169,468	160,038
Selling, general and administrative expenses	6,802	4,451	12,692	9,806
Loss on asset disposal	405	94	477	81
Goodwill impairment	—	40,969	—	40,969
Operating income (loss)	30,314	(25,750)	16,308	(30,722)
Other (expense) income:
Interest expense, net	(23,334)	(15,890)	(39,251)	(31,673)
Other income, net	40	38	4,598	65
Income (loss) before income tax expense	7,020	(41,602)	(18,345)	(62,330)
Income tax expense	—	10	19	17
Net income (loss)	$7,020	$(41,612)	$(18,364)	$(62,347)

Basic and diluted earnings (loss) per unit	$0.66	$(3.68)	$(1.72)	$(5.51)

EBITDA*	$51,473	$(2,341)	$56,148	$8,311
Adjusted EBITDA*	51,473	38,628	56,148	49,280
Available Cash for Distribution*	18,411	—	9,308	(5,918)

Weighted-average common units outstanding - basic and diluted	10,681	11,317	10,688	11,323

*See “Non-GAAP Reconciliations” section below for a reconciliation of these amounts.
(1)        Below are the components of net sales:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Components of net sales:
Fertilizer sales	$126,502	$95,594	$178,855	$160,287
Freight in revenue	8,870	6,954	14,985	14,677
Other	2,653	2,543	5,105	5,208
Total net sales	$138,025	$105,091	$198,945	$180,172

Selected Balance Sheet Data

(in thousands)	June 30, 2021	December 31, 2020
Cash and cash equivalents	$42,819	$30,559
Working capital	64,767	41,873
Total assets	1,019,160	1,032,880
Total debt, including current portion	640,474	636,182
Total liabilities	723,812	718,639
Total partners’ capital	295,348	314,241

Selected Cash Flow Data

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Net cash flow (used in) provided by:
Operating activities	$(2,572)	$(20,929)	$22,979	$6,778
Investing activities	(2,350)	(3,495)	(5,344)	(10,157)
Financing activities	(4,820)	(1,033)	(5,375)	(1,058)
Net (decrease) increase in cash and cash equivalents	$(9,742)	$(25,457)	$12,260	$(4,437)

Capital Expenditures

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Maintenance capital expenditures	$2,855	$2,220	$4,939	$6,358
Growth capital expenditures	876	288	1,917	1,742
Total capital expenditures	$3,731	$2,508	$6,856	$8,100

Key Operating Data

Ammonia Utilization (1)
	Three Months Ended June 30,		Six Months Ended June 30,
(capacity utilization)	2021	2020	2021	2020
Consolidated	98%	100%	93%	96%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and six months ended June 30, 2021 and 2020 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Consolidated sales (thousand tons):
Ammonia	80	111	112	164
UAN	370	337	609	621

Consolidated product pricing at gate (dollars per ton) (1):
Ammonia	$403	$332	$373	$310
UAN	237	165	206	166

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	217	216	404	417
Ammonia (net available for sale) (2)	70	79	140	157
UAN	334	321	606	638

Feedstock:
Petroleum coke used in production (thousand tons)	134	138	262	263
Petroleum coke used in production (dollars per ton)	$36.69	$31.13	$39.73	$37.59
Natural gas used in production (thousands of MMBtu) (3)	2,154	2,131	4,036	4,272
Natural gas used in production (dollars per MMBtu) (3)	$3.04	$1.94	$3.07	$2.18
Natural gas in cost of materials and other (thousands of MMBtu) (3)	2,711	3,216	3,650	4,633
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$3.06	$2.17	$3.03	$2.36

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Ammonia - Southern plains (dollars per ton)	$569	$261	$503	$266
Ammonia - Corn belt (dollars per ton)	622	346	560	355
UAN - Corn belt (dollars per ton)	341	183	299	176

Natural gas NYMEX (dollars per MMBtu)	$2.98	$1.75	$2.85	$1.81

Q3 2021 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the third quarter of 2021. See “Forward-Looking Statements” above.

	Q3 2021
	Low	High
Ammonia utilization rates (1)
Consolidated	95%	100%
Coffeyville Facility	95%	100%
East Dubuque Facility	95%	100%

Direct operating expenses (2) (in millions)	$38	$43

Total capital expenditures (3) (in millions)	$9	$12

(1)Ammonia utilization rates exclude the impact of turnarounds.
(2)Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and impacts of inventory adjustments.
(3)Capital expenditures are disclosed on an accrual basis.

Non-GAAP Reconciliations

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2021		2020	2021	2020
Net income (loss)	$7,020	0	$(41,612)	$(18,364)	$(62,347)
Interest expense, net	23,334		15,890	39,251	31,673
Income tax expense	—		10	19	17
Depreciation and amortization	21,119		23,371	35,242	38,968
EBITDA	51,473		(2,341)	56,148	8,311
Adjustments:
Goodwill impairment	—		40,969	—	40,969
Adjusted EBITDA	$51,473		$38,628	$56,148	$49,280

Reconciliation of Net Cash Provided By Operating Activities to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Net cash provided by operating activities	$(2,572)	$(20,929)	$22,979	$6,778
Non-cash items:
Loss on extinguishment of debt	(7,763)	—	(7,763)	—
Goodwill impairment	—	(40,969)	—	(40,969)
Other	(7,928)	(1,426)	(12,779)	(2,211)
Add:
Interest expense, net	23,334	15,890	39,251	31,673
Income tax expense	—	10	19	17
Change in assets and liabilities	46,402	45,083	14,441	13,023
EBITDA	51,473	(2,341)	56,148	8,311
Goodwill impairment	—	40,969	—	40,969
Adjusted EBITDA	$51,473	$38,628	$56,148	$49,280

Reconciliation of EBITDA to Available Cash for Distribution

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
EBITDA	$51,473	$(2,341)	$56,148	$8,311
Non-cash items:
Goodwill impairment	—	40,969	—	40,969
Current (reserves) adjustments for amounts related to:
Debt service	(14,725)	(14,999)	(29,721)	(29,998)
Financing fees	(3,244)	—	(3,244)	—
Maintenance capital expenditures	(2,855)	(2,220)	(4,939)	(6,358)
Utility pass-through	4,145	—	4,145	—
Common units repurchased	—	(1,008)	(529)	(1,008)
Other (reserves) releases:
Reserve for recapture of prior negative available cash	(14,980)	(5,917)	(14,980)	(5,917)
Future turnaround	(1,403)	(1,500)	(2,880)	(1,500)
Previously established cash reserves	—	—	5,308	2,567
Reserve for repayment of current portion of long-term debt	—	(2,240)	—	(2,240)
Cash reserves for future operating needs	—	(10,744)	—	(10,744)
Available Cash for distribution (1) (2)	$18,411	$—	$9,308	$(5,918)

Common units outstanding	10,681	11,239	10,681	11,239

(1)Amount represents the cumulative available cash based on quarter-to-date and year-to-date results. However, available cash for distribution is calculated quarterly, with distributions (if any) being paid in the period following declaration.
(2)The Partnership paid no cash distributions related to the first quarter of 2021, and declared a cash distribution of $1.72 per common unit related to the second quarter of 2021.